Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-137724 on Form S-3 of our reports dated March 9, 2009, relating to (1) the 2008 financial statements and the retrospective adjustments to the 2007 and 2006 financial statements of SunOpta Inc., and (2) the effectiveness of SunOpta Inc.’s internal control over financial reporting as of December 31, 2008, appearing in this Annual Report on Form 10-K of SunOpta Inc. for the year ended December 31, 2008.

"Deloitte & Touche LLP"

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
March 10, 2009